EXHIBIT 99.1

Company Contact:	Investor Relations:
Dick Anderson	Julie Huang
Chief Financial Officer	Financial Dynamics
661-775-5302	212-850-5628
danderson@mannkindcorp.com	Julie.Huang@fd.com
MANNKIND CORPORATION REPORTS THIRD QUARTER FINANCIAL RESULTS
Conference Call to Begin Today at 9:00 a.m. ET
VALENCIA, Calif. (October 24, 2005) – MannKind Corporation (Nasdaq NM: MNKD) today reported financial results for the third quarter and nine months ended September 30, 2005.
For the third quarter of 2005, total operating expenses were $32.9 million, compared with $20.5 million for the third quarter of 2004. Research and development (R&D) expenses increased by $12.7 million to $24.5 million for the third quarter of 2005 compared to the third quarter of 2004, primarily due to increased costs associated with the Company’s expanded clinical development program for Technosphere® Insulin, which is currently in Phase 3 clinical trials in the U.S. and Europe. General and administrative (G&A) expenses decreased by $0.3 million to $8.4 million for the third quarter of 2005 compared to the third quarter of 2004.
The net loss applicable to common stockholders for the third quarter of 2005 was $31.7 million, or $0.73 per share based on 43.5 million shares outstanding, compared with a net loss applicable to common stockholders of $39.4 million, or $1.40 per share based on 28.1 million shares outstanding, for the third quarter of 2004.
For the first nine months of 2005, operating expenses totaled $83.1 million, compared with $55.5 million in the first nine months of 2004. R&D expenses were $66.8 million for the first nine months of 2005, up $27.9 million from the first nine months of 2004, primarily related to the expansion of clinical trials of the Technosphere Insulin program. G&A expenses decreased by $0.2 million to $16.3 million for the first nine months of 2005 as compared to the first nine months of 2004.
The net loss applicable to common stockholders for the first nine months of 2005 was $81.0 million, or $2.23 per share based on 36.4 million shares outstanding, compared with a net loss applicable to common stockholders of $74.7 million, or $3.29 per share based on 22.7 million shares outstanding, for the first nine months of 2004.

“We successfully completed one of the largest equity placements in our sector this year. As well, our Technosphere Insulin (TI) System continues to gain recognition for being unlike any other inhaled insulin therapy in registration or under development,“ said Alfred Mann, Chairman and Chief Executive Officer of MannKind Corporation. “With a strengthened balance sheet and operating team, management continues to advance and execute its clinical development program for TI. We are currently completing database lock on the results of our TI European Phase 2b trial (005) and intend to announce the results in the next few months.”
Financing Transaction
On August 5, 2005, MannKind completed a $175 million private placement of newly issued shares of common stock and the concurrent issuance of warrants for the purchase of additional shares of common stock. Net proceeds will be used primarily to fund the development of the Technosphere Insulin System.
Conference Call
MannKind management will host a conference call to discuss these results today at 9:00 a.m. Eastern Daylight Time. To participate in the call please dial (888) 282-8353 or listen to the call on the Internet at www.mannkindcorp.com. A telephone replay will be accessible for approximately 48 hours following completion of the call by dialing (888) 568-0414 and entering conference number 2891046. The web site replay will be available for fourteen days.
Presenting from the Company will be:
     –   Chairman and Chief Executive Officer, Alfred Mann
     –   President and Chief Operating Officer, Hakan Edstrom
     –   Corporate Vice President and Chief Financial Officer, Dick Anderson
Forward-Looking Statements
This press release contains forward-looking statements, including statements related to MannKind’s clinical trials and product candidates that involve risks and uncertainties. Words such as “believes”, “anticipates”, “plans”, “expects”, “intend”, “will”, “goal”, “potential” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon the Company’s current expectations. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to the progress, timing and results of clinical trials, the risk that future safety and efficacy studies may not confirm our past clinical results, risks related to intellectual property matters, difficulties or delays in seeking or obtaining regulatory approval, risks related to manufacturing the Company’s lead product candidate, risks related to competition from other pharmaceutical or biotechnology companies, risks related to the Company’s ability to enter into any collaborations or strategic partnerships or obtain additional financing to support the Company’s operations, risks related to the Company’s ability to meet milestones and other risks detailed in MannKind’s filings with the SEC, including the Annual Report on Form 10-K for the year ended December 31, 2004 and periodic reports on Form 10-Q and Form 8-K. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and MannKind undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this news release.
(Tables to follow)

MannKind Corporation
Consolidated Statements of Operations
(Unaudited)

(In thousands, except per share
amounts)	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2005	2004	2005	2004
Revenue	$—	$—	$—	$—

Operating expenses:
Research and development	24,466	11,790	66,758	38,901
General and administrative	8,396	8,713	16,318	16,552

Total operating expenses	32,862	20,503	83,076	55,453

Loss from operations	(32,862)	(20,503)	(83,076)	(55,453)
Other income (expense)	(29)	37	(8)	112
Interest income	1,161	278	2,038	499

Loss before provision for income taxes	(31,730)	(20,188)	(81,046)	(54,842)
Income taxes	—	—	(1)	—

Net loss	(31,730)	(20,188)	(81,047)	(54,842)
Deemed dividend related to beneficial conversion feature of convertible preferred stock	—	(19,210)	—	(19,822)
Accretion on redeemable preferred stock	—	—	—	(60)

Net loss applicable to common stockholders	$(31,730)	$(39,398)	$(81,047)	$(74,724)

Net loss per share applicable to common stockholders — basic and diluted	$(0.73)	$(1.40)	$(2.23)	$(3.29)

Shares used to compute basic and diluted net loss per share applicable to common stockholders	43,460	28,051	36,373	22,687

MannKind Corporation
Condensed Consolidated Balance Sheet
(Unaudited)
(in thousands)

	September 30,	December 31,
	2005	2004
Assets
Current assets:
Cash and cash equivalents	$69,238	$78,987
Marketable securities	113,166	11,546
Restricted cash	18	583
State research and development tax credit exchange receivable – current	1,233	1,500
Prepaid expenses and other current assets	3,451	3,265

Total current assets	187,106	95,881
Property and equipment – net	71,387	66,511
State research and development tax credit exchange receivable - net of current portion	1,249	1,030
Other assets	282	61

Total	$260,024	$163,483

Liabilities and Stockholders’ Equity
Current liabilities	$18,960	$13,044
Other liabilities	36	76
Stockholders’ equity	241,028	150,363

Total	$260,024	$163,483

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